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                                                                       EXHIBIT 5
                                                                       ---------

                                Kirkland & Ellis
                                Citicorp Center
                              153 East 53rd Street
                         New York, New York 10022-4675
                                 (212) 446-4800


                                 July 17, 1997


 Alpharma Inc.
 One Executive Drive
 P.O. Box 1399
 Fort Lee, NJ  07024

 Ladies and Gentlemen:

          We have acted as counsel to Alpharma Inc., a Delaware corporation (the "Company"), in connection with the filing of the Company's registration statement on Form S-3 with the Securities and Exchange Commission on or about July 17, 1997 (the "Registration Statement"), under the Securities Act of
 1933, as amended. The Registration Statement is being filed in connection with the Company's registration of (a) rights to purchase up to 2,262,686 shares of Class A Common Stock (plus such additional Rights as are necessary due to rounding) (the "Rights"), (b) 2,262,686 shares (plus such additional Shares as are necessary due to rounding) (the "Shares") of Class A Common Stock of the Company, par value $.20 per share (the "Class A Stock"), issuable upon exercise of those Rights not repurchased by the Company, and (c) reoffers and resales by certain holders of Rights who might be deemed affiliates of the Company of (i) Rights held by such persons and (ii) Shares issuable upon exercise of such Rights.

          We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

          We are of the opinion that:

     1. When the Shares shall have been issued upon exercise of the Rights in accordance with the Rights Agreement to be executed between the Company and the BankBoston, N.A. as Subscription Agent, a form of which is attached as an exhibit to the Registration Statement, and the Registration Statement shall have become effective, the Shares will be legally issued, fully paid and non-assessable.

     2.   The Rights have been duly authorized and validly issued.

          This opinion shall be limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         /s/ Kirkland & Ellis

                                         KIRKLAND & ELLIS

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